Exhibit 10.6
COG Operating LLC
Midland, Texas
Software & Services Agreement
March 2006
Provided by:
Enertia Software
125 W. Missouri Avenue
Midland, Texas 79701
ph: (432) 685-1753 fax: (432) 685-4006

Software License Agreement
This Software License Agreement (the “Agreement”) is made by and between Enertech Information Systems, Inc., dba Enertia Software, a Texas corporation (the “Licensor”) and COG Operating LLC, a Delaware limited liability company {the “Licensee”), to be effective as of March 1, 2006 (the “Effective Date”). Licensor and Licensee may be collectively referred to herein as the “Parties” or individually as “Party.”
Now, therefore, in consideration of the mutual covenants and promises contained in this Agreement, Licensor and Licensee agree as follows:
ARTICLE 1
LICENSE GRANT
Grant of License
1.1	Subject to the terms and conditions specified in this Agreement, Licensor hereby grants to Licensee for itself and its parent company, if any, and its and their subsidiaries, affiliates and/or business units a user object code license to the Enertia Energy Management System (the “Software”). The fees for this license are defined in Schedule A of this Agreement which is attached hereto and made a part of hereof. This license allows Licensee to install the Software in a single location for up to twenty (20) concurrent users. Remote site access to a central database will be counted as concurrent user access. A “single location” is defined as a single central database. Installation of Software at a remote site to maintain additional production database(s) will constitute an additional license and such use will result in additional fees for any such site.
Subject Matter Software
1.2	Software consists of the following software functional areas and/or modules:
Accounting & Financials
Well Production with Field Data Gathering
Land & Contracts
Inventory / Material Transfer
Imaging
DD&A
Fixed Assets
Report Writer with Add-In
Specifically, the Software contains the following:
a)	A single computer program named Enertia. The program is:
i)	Embodied on magnetic media mutually agreed upon by Licensor and Licensee.

ii)	In object code language versions.
b)	On-line help files.

c)	All subsequent improvements to either the computer program or the related documentation made by either Licensor or Licensee as embodied in any subsequent agreement attached to and made a part of the Agreement.
Software Upgrade Provision
1.3	Licensor agrees to provide Licensee license upgrades to the Software in five (5) concurrent user increments for a license fee of $50,000. This fixed fee upgrade provision will be in effect for the term of this Agreement.
ARTICLE 2
LIMITATIONS ON USE
General Use of Software
2.1.	Licensee agrees to use the Software solely for its own internal use and that of those entities referenced in Section 1.1 on the Designated Hardware and not for any other person or purpose.

Copies
2.2.	Except as otherwise provided herein. Licensee may make as many copies of the Software as required for use solely by Licensee and the other entities referenced in Section 1.1. Licensee agrees when making copies of the Software, not to remove any trademark, copyright notices or other proprietary notices.
Licensee’s Responsibilities
2.3.	Licensee shall be exclusively responsible for the supervision, management, and control of its use of the Software, including, but not limited to:
a)	Assuring proper configuration of the network infrastructure, hardware, related equipment and devices, and compatibility with the Software.

b)	Establishing adequate operating methods.

c)	Implementing procedures sufficient to satisfy its obligations for security under this Agreement, including appropriate control of its employees and independent contractors to prevent misuse, unauthorized copying, modification, or disclosure of the Software pursuant to Section 3.2.
License Term
2.4.	The license granted in this Agreement shall remain in force for the term here of, which shall commence on the Effective Date of this Agreement and continue thereafter unless and until either Party advises the other Party that it is terminating this Agreement as of a date at least six (6) months after the date of such notice, and which termination notice may not be given prior to one hundred eighty (180) days after the Effective Date, unless terminated earlier as provided herein. After the initial ninety-nine (99) year period expires the license will automatically renew under additional ninety-nine (99) years terms unless Licensor or Licensee requests in writing that the license be discontinued.
ARTICLE 3
PROPERTY RIGHTS
Title to Software
3.1.	Title to the Software is reserved for the Licensor. Licensee acknowledges and agrees that Licensor is and shall remain the owner of the Software and shall be the owner of all copies of the Software made by the Licensee.
Confidentiality / Non Disclosure
3.2	(a)	Licensee acknowledges that the Software is confidential in nature and constitutes a trade secret belonging to Licensor. Licensee agrees to hold the Software in confidence and not to sell, rent, license, distribute, transfer, publish, reprint, reproduce, make available or disclose the Software or its contents, including methods or ideas used in the Software, to anyone except the other entities referenced in Section 1.1, and except as may be necessary or convenient in the conduct of Licensee’s business. Licensee shall instruct all employees, agents and independent contractors using the Software that they must keep the Software confidential by using the same care and discretion that they use with other data designated by the Licensee as confidential. Licensor further agrees that the existing contents of this Agreement, including, but not limited to, the terms, conditions and financial information are considered confidential and will be held in strict confidence. This provision shall remain in full force and effect for a period of one (1) year after the expiration or termination of this Agreement.

	(b)	Licensor acknowledges that all information of Licensee provided or made available to Licensor or which is accessible to it, whether before or after the Effective Date, and regardless of the manner in which it was furnished, is confidential. Licensor agrees to keep all such information strictly confidential and agrees that neither Licensor or its representatives will in any manner communicate, publish or divulge such confidential information without the express advanced written authorization of Licensee, except as may otherwise be provided herein.
Restricted Access
3.3.	Licensee agrees to keep the Software in a secure place under access and use restrictions designed to prevent disclosure of the Software to unauthorized persons. Licensee agrees to at least implement the security precautions that it normally uses to protect other software subject to similar restrictions or confidentiality.

Labels
3.4	Licensee agrees not to intentionally remove, mutilate, or destroy any copyright, patent notice, trademark, service mark, other proprietary markings, or confidential legends placed on or within the Software
Emulating Software
3.5	Licensee agrees not to create emulating software based on the Software for sale or distribution and decompilation. Disassembly or reverse engineering of the Software is strictly prohibited.
ARTICLE 4
PAYMENT
Payment Terms
4.1.	Payment shall be made to Licensor pursuant to the terms of Schedule A.
Taxes
4.2.	Licensee shall pay all applicable sales and/or usage taxes arising from the purchase of hardware, software and/or services from Licensor.
ARTICLE 5
DELIVERY AND SERVICE
Delivery of the Software
5.1	Licensor shall deliver and install the Software to Licensee within ten (10) days of the execution of this Agreement. If the Software is lost or damaged during shipment. Licensor shall replace it at no additional charge to Licensee. If the Software is lost or damaged while in Licensee’s possession, Licensor shall replace it when Licensee pays cost of shipping, and as long as Licensee is not in material breach or default of this Agreement. Licensor will not be responsible for replacing any lost data.
Software Training
5.2	Licensor shall provide a total number of thirty (30) man-days of on-site training for individual and/or group instruction. These training days would be provided at Licensee’s Midland, Texas location or Licensor’s Midland, Texas training facility as designated by Licensee as a part of the Project Fee defined in Schedule A of this Agreement. In the event the Parties agree that more than one employee of Licensor needs to be present for training, one day of training will be counted for each employee of Licensor present.
If Licensor must travel outside of Midland, Texas to provide training for Licensee, Licensee shall pay such travel expenses in accordance with Section 5.6.
Software Enhancements
5.3	Licensor further agrees to make on-going enhancements to the Software to accommodate the functional requirements of Licensee. Enhancements requested promptly by Licensee will be provided in writing with a definition of the scope of work. Licensor will provide Licensee with an estimated project timeline and project cost for the requested enhancements to the Software. It is agreed that Licensor has the final and ultimate decision on the acceptance, design and deployment for any proposed enhancements to the Software and that all such enhancements will be covered under the copyright pertaining to the Software.
Electronic Data Conversion
5.4	Upon request Licensor agrees to provide electronic data conversion services for Licensee in order to convert Licensee’s Questa / Integra oil and gas data. Licensee agrees to provide electronic data conversion services where the data that can be provided in an industry standard format, such as ASCII. Excel, Access or SQL Server with a complete data dictionary. The electronic data conversion services shall be provided by Licensor as a part of the Project Fee defined in Schedule A of this Agreement.
Information Technology
5.5	On dates and times mutually determined, Licensor agrees to provide four (4) days of on site information technology services to assist Licensee with the installation and configuration of the hardware, operating systems and related software necessary for the network infrastructure that will support the use of the Software. These information technology services shall be provided by Licensor as a part of the Project Fee defined in Schedule A of this Agreement.
Travel & Related Expenses
5.6	Licensee will be responsible for all reasonable and customary travel outside of Midland. Texas, and related expenses for visits to Licensee’s office incurred by by Licensor’s representatives requested by Licensee.
ARTICLE 6
WARRANTY PROVISIONS
Warranty of Title
6.1.	Licensor warrants that it has good title to the Software and the right to license its use to Licensee free of any trademark, copyright, or patent of any other party.
Indemnity
6.2	(a)	Licensee will promptly notify Licensor of the assertion of any claim that the Software or Licensee’s use of the Software under this Agreement violates the trade secret, trademark, copyright, patent, or other proprietary right of any other party, and shall cooperate with Licensor in the investigation and resolution of any such claim. Licensor shall defend, indemnify and hold Licensee and the other entities referenced in Section 1.1 and its and their respective directors, officers, employees and agents harmless from and against all claims, suits, actions, costs, expenses, damages, judgments, or injunctions or liabilities incurred by Licensee in connection therewith.

	(b)	Subject to 6.2(a), if the Software becomes, or is likely to become, the subject of a claim of infringement, Licensor may procure for Licensee, at no charge to Licensee, the right to continue using the Software, may replace or modify the Software to render it noninfringing, or may require that Licensee discontinue use of the Software. In the event that Licensee must discontinue use of the Software the remedies defined in Section 6.5 of this Agreement shall be available to Licensee.

	(c)	Licensor shall have no liability for any claim of copyright or patent infringement based on the use of an original version of the Software if infringement would have been avoided by the use of an updated version made available to Licensee at no cost to Licensee.

	(d)	Licensor shall not indemnify Licensee against any claim or liability based on Licensee’s modification or conversion of the Software and/or use of the Software in combination with programs or data not supplied by Licensor if infringement would have been avoided by not using or combining the Software with other programs or data.
Limited Warranty and Remedies
6.3.	Subject to Section 6.2, Licensor warrants to Licensee that for a period of one (1) year from the date of installation and Licensee’s acceptance of the Software; (1) the media on which the Software is recorded is free from defects in materials and workmanship under normal use and service; (2) the Software will perform functionally and substantially as represented and as described in the On-line Help and related documentation (hereinafter called “Documentation”) provided in accordance with this Agreement; and (3) the Software program and Documentation are compatible.
Warranty Disclaimer
6.4	THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
Limitation of Remedies and Liquidated Damages
6.5	LICENSOR AND LICENSEE AGREE THAT THEIR EXCLUSIVE REMEDIES AND ENTIRE LIABILITY WITH RESPECT TO THE SOFTWARE, IS AS SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE INDEMNITY CONTAINED IN SECTION 6.2 AND DAMAGES WHICH MAY ARISE FROM VIOLATION OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, IT IS AGREED AND UNDERSTOOD BY THE PARTIES THAT DAMAGES SHALL BE NO GREATER THAN AN AMOUNT EQUIAL TO THE AGGREGATE AMOUNT OF THE FEES PAID HEREUNDER. NEITHER PARTY SHALL BE

LIABLE TO PAY THE OTHER, AND NO ARBITRATOR SHALL AWARD, CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.
Disclaimer of Reliance
6.6	LICENSEE AGREES THAT THE LICENSOR SHALL NOT BE RESPONSIBLE FOR THE ACCURACY OR INACCURACY OF ANY INFORMATION CORRECTLY PROVIDED THROUGH OR PROCESSED FROM THE RECORDS OF INFORMATION RECEIVED THROUGH ELECTRONIC DATA INTERCHANGE (EDI) OR ALTERNATE DATA SOURCES.
ARTICLE 7
TERMINATION
Cause for Termination
7.1	In the event of a material breach or default by either Party which remains uncured for thirty (30) days after having received written notification detailing such material breach or default, the non-breaching or non-defaulting party may terminate this Agreement.
Effect of Termination
7.2	Licensee agrees that if the Agreement is terminated because of Licensee’s continued material breach or default pursuant to Section 7.1, it shall immediately return all copies of the Software to Licensor, certify to Licensor that it has not retained any copies of the Software, and acknowledges that it may no longer use the Software. If Licensor continues to be in material breach or default pursuant to Section 7.1, Licensee shall be entitled to the remedies provided in Section 6.5, in addition to the right to terminate this Agreement. In addition, and in such event, Licensee shall have the continuing right to utilize the Software, without further charge, until such time as Licensor remedies its breach or default.
ARTICLE 8
SUPPORT AND MAINTENANCE
8.1	Licensor agrees to provide Licensee long-term support and maintenance for the Software. Maintenance shall include; (1) twenty (20) hours per month of toll free telephone consultation between the hours of 8 a.m. and 5 p.m. CST. Monday through Friday, excluding holidays, regarding the use and operation of the Software. Licensee agrees that if Licensor has to call Licensee and Licensee does not provide Licensor with a toll free telephone number Licensee will be responsible for the actual costs incurred by Licensor for the call. The hours shall not be accumulated for use in a future month and any excess hours will be billed at Licensor’s standard hourly rate; (2) correction of defects that materially affect the performance of operation features of the Software, and (3) new releases or any modifications or enhancements to the Software within thirty (30) days of their authorization and general availability to other customers of Licensor at no additional charge except reasonable media shipping and handling. Licensee will reasonably limit the number of personnel designated to request maintenance service under this Agreement. Licensor warrants that all maintenance services provided to Licensee will be performed in good and workman-like fashion, consistent with the highest standard of the petroleum software industry.
Initial Maintenance Period
8.2	The Initial Maintenance Period will begin upon the Effective Date of this Agreement and be in effect for a six (6) month period. Licensor agrees to provide Licensee up to forty (40) hours of monthly support and maintenance services (as defined in Section 8.1) to Licensee beginning on the Effective Date and ending ninety (90) days later. After the Initial Maintenance Period Licensee will be covered under the terms of the standard Software Support and Maintenance Plan defined in Section 8.1 of this Agreement. The services during the Initial Maintenance Period will be provided as a part of the Project Fee defined in Schedule A, of this Agreement.
Maintenance Fee
8.3	Upon a written request by Licensee for Annual Maintenance, the Annual Maintenance Fee will be billed and payable annually in accordance with Schedule A, Licensor may implement a change in the Annual Maintenance Fee subject to the following conditions:
a)	Licensor must provide written notice of the increase at least thirty (30) calendar days prior to the expiration of Annual Maintenance; and

b)	The Annual Maintenance Fee increase shall not exceed five percent (5%) of the prior year’s Annual Maintenance Fee. Licensor agrees that no increase to the Annual Maintenance Fee will be made within five (5) years from the execution date of this Agreement. Licensor further agrees that the Annual Maintenance Fee shall not increase more than one hundred percent (100%) of the original Annual Maintenance Fee defined in this Agreement during the term of this Agreement.
8.4	Licensee’s failure to request Annual Maintenance, from time to time, shall in no way limit its use of the Software.
Disaster Recovery
8.5	Licensor agrees to provide Licensee with Disaster Recovery services to support Licensee’s continued use of the Software in the event of a hardware failure or natural disaster. Licensor will host, provide Licensee with secure access to and maintain Licensee’s Software Database (“Database”) at a mutually acceptable location until such time that Licensee can resume normal operating capabilities. Licensor and licensee agree that the Disaster Recovery service is being provided as a part of the Software Support and Maintenance fee defined in Schedule A of this Agreement. The configuration of the Disaster Recovery functionality will be provided as a part of the Project Fee defined in Schedule A of this Agreement. Licensor and Licensee agree that the following terms will be applicable:
a)	For this service agreement Licensee must be utilizing the current fixed release version of Enertia or, if mutually agreed upon, the advanced release version of Enertia.
b)	Licensor agrees that upon notification of a disaster by Licensee, Licensor will use all available resources to enable Licensee to have secure access to the Software and Licensor’s backup copy of Licensee’s Software Database, hosted on Licensor’s equipment and utilizing Licensor’s resources. Licensor will use its best efforts to ensure that this access is available within one (1) business day of notification. Licensor further agrees to an initial response to Licensee within two (2) hours of receiving a call during normal business hours.

c)	This Disaster Recovery provision is intended to provide a short term disaster recovery capability only. Licensee agrees to make every reasonable effort within its control to resolve the disaster situation as quickly as possible. In the event that Licensee is unable to resolve the situation within fifteen (15) business days. Licensee agrees to pay Licensor a daily Database hosting fee of $1,000 for each day Licensee utilizes Licensor’s resources to access its Software Database.
ARTICLE 9
GENERAL PROVISIONS
Assignment
9.1	Licensee may not assign or otherwise transfer any rights under this Agreement to any person without the prior written consent of Licensor which will not be unreasonably withheld. Any attempt to make such an assignment without Licensor’s consent shall be void.
Governing Law
9.2	The Parties acknowledge and agree that this Agreement shall be construed pursuant to the laws of the State of Texas.
Integration
9.3	The Parties acknowledge and agree that this Agreement, along with the attachments, is the complete and exclusive statement of the mutual understanding of the Parties and that it supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.
Notice
9.4	Any notice required or permitted by this Agreement to be given to either Party shall be deemed to have been given if in writing and delivered personally or mailed by first class, registered or certified mail, postage prepaid and addressed:
(a)	When intended for Licensee to: COG Operating LLC Attn: Curt F. Kamradt Fasken Center, Tower II 550 West Texas Avenue Suite 1300 Midland, Texas 79701

Or
(b)	When intended for Licensor, to: Enertia Software Attn: Kevin E. Schmidt 125 W, Missouri Avenue Midland, TX 79701
Arbitration
9.5	Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration conducted in accordance with the Rules of the American Arbitration Association, strictly in accordance with the terms of this Agreement and the substantive law of the State of Texas. The arbitration shall be held at Midland, Texas, and shall be conducted by three arbitrators. At least two of the arbitrators shall be chosen from a panel of persons knowledgeable in data processing and business information systems, and at least one of the arbitrators shall be an attorney. Arbitrators will not include anyone who has ever held a position of employment or representative of either Licensor or Licensee. Judgment on an award rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction. Neither Party shall institute a proceeding to enforce the rights arising from this Agreement until that party has furnished to the other Party, by registered mail, at least thirty (30) days prior written notice of its intent to do so. The Parties agree that before commencing arbitration they will meet in a good faith attempt to resolve any claim or controversy arising hereunder. Additionally, with the agreement of both Parties hereto, controversies hereunder may be resolved by other alternative resolution methods. It is the intent of the parties to avoid litigation.
Severability
9.6	If any part of this Agreement shall be prohibited by or invalid under Oklahoma law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Nonwaiver
9.7	The Parties agree that a waiver of a breach or default under this Agreement shall not constitute a waiver of any subsequent breach or default. The Parties also agree that no failure to exercise or delay in exercising any right under this Agreement on the part of either party shall operate as a waiver of the right.
Force Majeure
9.8	The Parties agree that neither of them shall be in default of this Agreement for any failure to perform, damages or delay in performance caused by an act of God, civil or military authority, war, fire, labor strikes, delay in transportation, delay in delivery by Licensor’s vendors, or other cause beyond its reasonable control.
Amendments
9.9	This Agreement shall be changed, amended or modified only by a written agreement executed by persons authorized to execute agreements on behalf of the Parties.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of March 29, 2006.

Licensor		Licensee

Enertech Information Systems, Inc		COG Operating LLC
dba Enertia Software

By:	/s/ Kevin E. Schmidt Kevin E. Schmidt	By:	/s/ Curt F. Kamradt
	President / CEO	Name:	Curt F. Kamradt

		Its:	Vice President & Chief Financial Officer

Schedule A to the Software License Agreement
Payment Terms
Software License and Project Fee: $450,000
Licensee agrees to remit a Software License Fee of $300,000 and a Project Fee of $150,000 for the services defined in this Agreement. These services include the Software Training (Section 5.2), Electronic Data Conversion (Section 5.4), Information Technology (Section 5.5), the Initial Maintenance Period (Section 8.2) and the Disaster Recovery (Section 8.5) defined in this Agreement. Licensee agrees to remit the Software License and Project Fee according to the following payment terms:
1)	$300,000 due upon the Effective Date of this Agreement

2)	$150,000 due May 1, 2006
Annual Maintenance
The Annual Maintenance Fee of $48,000 will be paid annually in advance of the service period beginning September 1, 2006, which shall be deemed the defined Anniversary Date for the Software Support and Maintenance Plan.
Training Services
If Licensee requests additional training (beyond that provided pursuant to Section 5.2.), the services will be billed monthly at the standard per hour rate, currently $150.00.
IT Services
If Licensee requests additional information technology services (beyond that provided pursuant to Section 5.5), the services will be billed monthly at the standard per hour rate, currently $150.00.
General Services
Fees for any additional services not contemplated in this Agreement but requested by Licensee and performed by Licensor pursuant to this Agreement will be billed monthly at the Licensor’s standard per hour rate, currently $150.00.
Sales and/or Usage Taxes
Licensee agrees to remit any applicable sales and/or usage fees applicable for all software, hardware and services provided by Licensor. The fees defined in this Agreement do not include any applicable sales and/or usage taxes for the Software and related services.
Licensee agrees to make prompt payment upon submission of invoices by Licensor.